UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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                                 eXegenics Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                    eXegenics
                                 [LOGO OMITTED]

                            PROTECT YOUR INVESTMENT
                 VOTE THE ENCLOSED WHITE REVOCATION CARD TODAY

October 10, 2003

Dear eXegenics Stockholder:

Your Board is comprised of four highly experienced, highly qualified individuals who wish to maximize the value of your investment. At our recent annual meeting held on June 17, 2003, these directors were reelected by an overwhelming 96% of all shares voted. Your Board is grateful for your strong support, and is determined to implement a strategy they hope will produce value for all stockholders.

As you may know, less than three months after the annual meeting, a group of stockholders led by Bruce Meyers, Melvyn Weiss and Michael Stone (the "Meyers - Weiss Group") announced its intention to seize control of your company by seeking your consent to replace your Board of Directors with its own handpicked nominees. You may have received consent solicitation materials from them.

Please be aware that this group wants to seize control of your company while providing:

  *  No premium for your shares.

  *  No specific plan or strategy for enhancing the value of your investment.

Indeed, in its solicitation materials, the Meyers - Weiss Group concedes that "there is no assurance that the election of its nominees will maximize shareholder value or otherwise protect the interests of eXegenics' stockholders."

We urge you to protect your best interests by rejecting the Meyers - Weiss Group's solicitation. Do NOT return the blue solicitation card sent to you by the Meyers - Weiss Group. Vote to protect your investment by signing, dating and returning the enclosed WHITE revocation card today.

                     WHO ARE BRUCE MEYERS AND MELVYN WEISS?

The backgrounds of members of the Meyers - Weiss Group and their actions with respect to your company raise serious questions about their objectives in seeking your consent to allow them to take over your company. In particular, we urge you to consider the following:

 * Bruce Meyers, a leader of the Meyers - Weiss Group, is a broker previously affiliated with the now-defunct brokerage house of D.H. Blair & Co. His track record is marked by a number of violations of National Association of Securities Dealers (NASD) rules. Most recently, in April 2003, Mr. Meyers and one of the entities controlled by him was fined and censured by the NASD for violating certain NASD rules and regulations related to insider trading.

 * Mr. Meyers was a founder of eXegenics in 1991, and in that connection has enjoyed a sizeable stock ownership in your company without having had to make any significant personal cash investment. In fact, he acquired 750,000 shares in your company for a total cash purchase price of under $235.

 * In March 2003, Mr. Meyers proposed that eXegenics pursue an acquisition transaction that your Board found would have left eXegenics burdened with substantial debt. Given the high risk and limited prospects for enhancing value offered by this proposed transaction, your Board rejected Mr. Meyers' proposal.

 * Melvyn Weiss is a plaintiffs' attorney referred to by the Financial Times as "the king of class-action lawyers," who has been attacked by critics for "shake-downs" of companies in his class-action lawsuits.(1) With a long track record of filing lawsuits against companies of every size and across industry sectors, Mr. Weiss is also currently engaged in a lawsuit against your company while simultaneously attempting to gain control of your company by replacing your Board. In fact, your company's ability to execute its plans and strategies for enhancing the value of your investment is presently hamstrung by this litigation initiated by Mr. Weiss. Your Board believes the litigation is without merit and has filed motions to dismiss the complaint, as well as to disqualify Mr. Weiss' law firm from acting as both class counsel and class representative.

Can you trust Bruce Meyers and Melvyn Weiss with the future of your company?

                   THE MEYERS - WEISS GROUP AND ITS NOMINEES:
                NO PREMIUM, NO PLAN AND NO CLEAR QUALIFICATIONS

In addition to the concerns noted above, the handpicked nominees of the Meyers - Weiss Group show no apparent qualifications to lead a publicly-listed pharmaceutical company. For example, one of the group's nominees, Robert A. Baron, currently serves as the head of a check cashing business, while another nominee, Robert S. Benou, currently serves as the head of a manufacturer of digital signal processing equipment. A third Meyers - Weiss Group nominee, David Lee Spencer, is an orthopedic surgeon with no evident business experience.

Are you willing to cede control of your company to a group offering you no premium for your shares, no plan for how they intend to enhance value for your investment and Board nominees with no clear qualifications for running eXegenics?

(1) Financial Times, September 6, 2003.

                       YOUR BOARD IS QUALIFIED AND WISHES
                TO MAXIMIZE VALUE FOR ALL EXEGENICS STOCKHOLDERS

By contrast, your Board is comprised of a team of highly experienced and highly qualified individuals, all of whom have had extensive careers involving pharmaceutical product development.

Joseph M. Davie, M.D., Ph.D., has held key senior management positions at both Biogen and G.D. Searle & Co.; Robert Easton has previously served as a Managing Director with IBM Healthcare Consulting; and Walter M. Lovenberg, Ph.D., has served as a Director and Executive Vice President of Marion Merrell Dow, Inc., subsequent to serving as Senior Scientist and Chief of Biochemical Pharmacology at the National Institutes of Health. Ronald L. Goode, Ph.D., eXegenics' Chairman, Chief Executive Officer and President, previously held a number of key senior management positions at G.D. Searle & Co., including President of Asia/Pacific World Area and President of Searle International. Prior to joining G.D. Searle, Dr. Goode was Vice President of Clinical Research and Scientific Affairs at Pfizer Pharmaceuticals.

With industry experience and relevant management expertise, your Board has the knowledge and credentials that will be critical to delivering value to stockholders.

                    YOUR BOARD HAS A PLAN AND A STRATEGY FOR
                            DELIVERING VALUE TO YOU

In the past two years, your Board has thoroughly explored and consistently pursued alternatives for maximizing the value of your investment. One transaction your Board attempted was with privately-held Innovative Drug Delivery Systems, Inc. (IDDS), a transaction which your Board believed, based on extensive due diligence, would have created long-term value for your company's stockholders. Another transaction your Board pursued, with publicly-listed AVI BioPharma, Inc., would have resulted in an immediate premium for eXegenics stockholders, as well as upside opportunities in the future. Unfortunately, however, neither of these transactions was successfully completed, in part due to strenuous opposition from members of the Meyers - Weiss Group.

Going forward, we believe that there are attractive opportunities to enhance the value of eXegenics shares by redeploying our assets to become a commercially-oriented specialty markets drug company. Focusing on chronic disease medical markets with fewer than 200,000 patients in the United States, we plan to build a value-added base of clinical assets, for which we will then out-license co-development and co-marketing rights.

Our long-term plans are to expand our clinical development portfolio and commercialize our own products through a combination of licensing and acquisition activity. We see multiple niche opportunities advantageous to eXegenics for projects that are too specialized for large pharmaceutical collaborations.

Your company's management team has strong credentials in this field, and your Board has concluded - after an extensive review - that pursuing this strategy represents the best use of the eXegenics' resources, and the best way of enhancing stockholder value. In the meantime, your Board will also continue to explore other opportunities to maximize the value of your investment.

Drug development is inherently risky and there can be no guarantee that your Board's strategy will be successful. Nevertheless, your Board is working towards eliminating the obstacles constructed by the Meyers - Weiss Group and will be moving forward with its plan as soon as these obstacles are removed. And your Board does have a specific plan and strategy for going forward.

                 VOTE TO PROTECT THE FUTURE OF YOUR INVESTMENT

            SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION CARD

We urge you to protect your investment from a self-interested group offering no premium or plan for delivering value, with questionable backgrounds and handpicked nominees with no clear qualifications.

Whether or not you have previously returned a blue consent card, please sign, date and return the enclosed white revocation card now to protect your best interests. We appreciate your support, and we are resolved to continue to make every effort to maximize value for all our investors.

Sincerely,


/s/ Ronald L. Goode
------------------------------------
Ronald L. Goode
Chairman and Chief Executive Officer


         If you have any questions, please call our proxy solicitor at:

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                |     GEORGESON [LOGO OMITTED] SHAREHOLDER      |
                |                                               |
                |  GEORGESON SHAREHOLDER COMMUNICATIONS INC.    |
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                |           NEW YORK, NEW YORK 10004            |
                |        CALL TOLL FREE: (800) 964-0733         |
                |     BANKS & BROKERS CALL: (212) 440-9800      |
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